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Exhibit 23.5

Consent of Independent Auditors

        We consent to the incorporation by reference in the registration statement on Form S-4 (No. 333-126641) of CA, Inc. of our report dated December 5, 2005, with respect to the consolidated balance sheets of iLumin Software Services, Inc. and subsidiaries as of the nine months ended September 30, 2005 and the year ended December 31, 2004, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the nine months ended September 30, 2005 and the year ended December 31, 2004, which report appears in the Current Report on Form 8-K/A of CA, Inc. dated December 30, 2005.

/s/ Perlson, Touhy & Company LLP

Perlson, Touhy & Company, LLP
North Massapequa, New York

October 5, 2006

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  Exhibit 23.5
Consent of Independent Auditors